Exhibit 99.1
[Logo]
Bentley Pharmaceuticals, Inc.


Bentley Park                         News Release
2 Holland Way
Exeter, New Hampshire 03833
Phone: 603.658.6100
Fax: 603.658.6101
                                                                        Contact:
                                                                Michael D. Price
                                         Vice President, Chief Financial Officer
                                                   Bentley Pharmaceuticals, Inc.
                                                                    603.658.6100
                                                            www.bentleypharm.com
FOR IMMEDIATE RELEASE
                                  Investors:  Deborah Ardern-Jones/Lanie Fladell
                                                              Media:  Sean Leous
                                                              Financial Dynamics
                                                                    212.850.5600


   BENTLEY PHARMACEUTICALS, INC. REPORTS 74% GROWTH IN THIRD QUARTER REVENUES

                     -Total Revenues Grow to $14.9 Million-

-Net Income Increases more than 3x to $1.3 million, or $0.06 per Diluted Share-

              -Gross Margins on Net Product Sales Improve to 60.5%
                    and Operating Margins Improve to 19.1%-

EXETER, NH, OCTOBER 29, 2003 -- Bentley Pharmaceuticals, Inc. (AMEX: BNT), a technology-based specialty pharmaceutical and drug delivery company with a growing branded and generic product line in Europe, today announced its financial results for the three and nine month periods ended September 30, 2003.

Total revenues for the quarter grew 73.6% (52.2% at constant exchange rates) to $14.9 million compared to $8.6 million in the same period last year. Net product sales increased 71.7% (50.1% at constant exchange rates) to $14.5 million, from $8.5 million in last year's third quarter. Third quarter licensing and collaboration revenues were $335,000, representing royalties received from Auxilium for sales of its TestimTM Testosterone Gel, which uses Bentley's CPE-215TM drug delivery technology. This compares to licensing and collaboration revenues of $103,000 in the third quarter of last year. Net income for the 2003 third quarter grew significantly to $1.3 million, or $0.06 per diluted share, compared to $291,000, or $0.01 per diluted share, in last year's third quarter.

Third quarter gross profit rose significantly to $9.1 million, or 61.4% of revenues, versus $5.0 million, or 58.2% of revenues, in the prior year period. Operating income improved to $2.8 million, or 19.1% of revenues, versus $692,000, or 8.1% of revenues, in the comparable 2002 quarter. The year over year margin improvements reflect cost leverage gained through higher sales volumes.

Gross margins on net product sales improved to 60.5% from 57.7% in the third quarter of last year. Selling and marketing expenses were $3.2 million, or 22.2% of net product sales, compared to $2.4 million, or 27.8% of net product sales, in the prior year third quarter. General and administrative expenses were $1.7 million, or 11.7% of revenues, versus $1.1 million, or 12.5% of revenues, in the third quarter of 2002. Research and development expenses in the quarter reached $966,000 compared to $625,000 in the prior year third quarter, as the Company advances its later stage projects through the pipeline and develops additional opportunities in other EU countries and the United States.

For the nine months ended September 30, 2003, total revenues grew 68.8% (41.2% at constant currency) to $46.6 million from $27.6 million for the nine months ended September 30, 2002. Net product sales increased 66.0% (38.1% at constant currency) to $45.4 million in the 2003 nine-month period compared to $27.3 million in the prior year period. Licensing and collaboration revenues were $1.25 million versus $278,000 in last year's nine-month period. Net income grew significantly to $4.4 million, or $0.21 per diluted share, from $945,000, or $0.05 per diluted share, reported for the nine-months ended September 30, 2002.

Gross profit improved to $27.9 million, or 59.9% of revenues, for the 2003 nine-month period compared to $16.0 million, or 58.0% of revenues, for the same period of 2002. Operating income for the nine months ended September 30, 2003 grew to $8.8 million, or 18.9% of revenues, from $2.8 million, or 10.3% of revenues, in last year's nine-month period.

Gross margins on net product sales improved to 58.8% from 57.5% for the 2002 nine month period. Selling and marketing expenses were $10.2 million, or 22.5% of net product sales, compared to $7.6 million, or 27.7% of net product sales, in the 2002 nine-month period. General and administrative expenses were $5.1 million, or 10.9% of revenues, in the 2003 nine-month period, compared to $3.5 million, or 12.6% of revenues, in the 2002 nine-month period. Year to date 2003 research and development expenses totaled $2.9 million versus $2.0 million for the nine months ended September 30, 2002.

As referenced in previous releases: with respect to licensing and collaboration revenues, Bentley has recognized royalty revenues based on estimated sell-through of pharmaceutical products, and has deferred recognition of royalty revenues associated with the initial sales made to wholesalers and pharmacies to fill the distribution channel. Pharmaceutical products are typically sold with limited shelf lives and wholesalers and pharmacies have the right to return unsold or expired product. The Company's policy, therefore, is to recognize royalty revenues based on an estimate of the prescriptions written by physicians and filled by patients, until such time that returns from wholesalers and pharmacies can be reasonably estimated. The Company will use available market information to determine the amounts and timing of royalty revenues it recognizes.

James Murphy, Bentley's president and chief executive officer, stated, "Bentley had another excellent quarter with financial results ahead of our expectations thanks to the robust performance of our Spanish operations and contributions from royalties earned on increased sales of Testim in the U.S. The 71.7% growth in third quarter net product sales was fueled by strong sales of simvastatin and omeprazole in Spain and other territories. We continue to make excellent progress in the Spanish generic pharmaceutical market--during the quarter the Spanish Ministry of Health


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


approved 10 product registrations, we have an additional 61 product registrations pending approval and we expect to file 27 more by year end. Additionally, as a result of added manufacturing efficiencies in our Spanish operations and economies of scale we increased our gross margin on net product sales by more than 270 basis points. "

Mr. Murphy added, "We continue to move forward with our European expansion strategy, and have licensees for products in other EU countries contingent upon regulatory approval. In addition, we are in the process of preparing to manufacture clinical supplies from our European facilities for U.S. developmental programs."

Mr. Murphy commented, "Our drug delivery business continues to grow, as Auxilium's Testim, the first product containing our CPE-215 technology to be marketed in the U.S., garnered additional traction in the topical testosterone market. We are pleased to see the impressive sequential growth that Testim contributed to our royalty revenues, which increased to $335,000 this quarter from $158,000 and $50,000 in the second and first quarters, respectively. According to published reports, total prescriptions for Testim grew to 7,330 in September, from 6,473 prescriptions in August and 5,198 prescriptions in July. For the month of September, Testim accounted for 6.2% of total prescriptions and 7.6% of new prescriptions in its market."

Michael D. Price, Vice President and Chief Financial Officer expanded, "Our strong financial performance during the quarter generated $4.5 million in cash from operations in addition to the $5.3 million in cash proceeds that we received from the exercise of stock options and warrants. With approximately $33 million in cash and minimal long-term debt, the strength of our balance sheet allows us the financial flexibility to pursue strategic growth opportunities now and in the future."

Mr. Price also commented: "Approximately 2,500,000 Bentley Class B Warrants have been exercised so far this year, resulting in the issuance of approximately 1,250,000 shares of Common Stock, generating cash proceeds of $6,250,000. Approximately 3,244,000 Class B Warrants remain outstanding as of this date and are due to expire on December 31, 2003 if not exercised by that date."

Two Class B Warrants together, plus $5, entitles a Warrant holder, until the expiration date, to purchase one share of Common Stock. If all remaining Class B Warrants are exercised between now and December 31, 2003, the Company will receive additional cash proceeds of approximately $8,100,000 in exchange for the issuance of approximately 1,622,000 shares of Common Stock. Weighted average basic shares outstanding for the three months ended September 30, 2003 totaled 17,910,000, compared to 17,377,000 in the comparable period of the prior year. There were 18,765,000 shares outstanding as of September 30, 2003.

Mr. Murphy concluded, "Bentley continues to emerge in the pharmaceutical and drug delivery arenas, positioning the company well, both strategically and financially, for continued success. Building on the momentum generated by our strong and improving performance we continue to execute our business model, expand our international generic drug franchise and leverage our CPE-215 technology to garner a portfolio of branded therapeutics."

Management will host a conference call to discuss these results today, Wednesday, October 29, 2003 at 10:00 a.m. Eastern Time. To participate on the call, please dial (800) 603-9527


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


approximately ten minutes prior to the scheduled start time and give the password "BENTLEY". International participants may dial (706) 634-0645; the password is the same. The conference call will also be broadcast live on the Internet and may be accessed via the Company's website: www.bentleypharm.com. A replay of the conference call will be available beginning two hours after the live call has completed and can be accessed until November 5, 2003. Listeners may access the replay via the Company's website, www.bentleypharm.com or by dialing (800) 642-1687, access code 3389825. International participants may dial
(706) 645-9291; the access code is the same.




About Bentley Pharmaceuticals
Bentley Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on advanced drug delivery technologies and pharmaceutical products. Bentley's proprietary drug technologies enhance or facilitate the absorption of pharmaceutical compounds across various membranes. Bentley also manufactures and markets a growing portfolio of branded and generic pharmaceuticals in Spain for the treatment of cardiovascular, gastrointestinal, infectious and neurological diseases through its subsidiaries Laboratorios Belmac, Laboratorios Davur and Laboratorios Rimafar.

Copies of the Company's press releases and other information may be obtained through Bentley's website at www.bentleypharm.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with identifying suitable drugs for drug delivery technologies, expanding generic and branded drug operations, changes in third-party reimbursement and government mandates which impact pharmaceutical pricing, development and commercialization of our products, relationships with our strategic partners, uncertainty of clinical trials, regulatory approval process, product sales concentration, unpredictability of patent protection, technological changes, the effect of economic conditions and other uncertainties detailed in Bentley's filings with the Securities and Exchange Commission.

                              -Tables to Follow-


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


                 BENTLEY PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         CONSOLIDATED INCOME STATEMENTS


                                               Three Months Ended       Nine Months Ended
                                                 September 30,            September 30,
                                              --------------------    --------------------
                                                2003        2002        2003        2002
                                              --------    --------    --------    --------
Revenues:
  Net product sales                           $ 14,540    $  8,468    $ 45,371    $ 27,334
  Licensing and collaboration revenues             335         103       1,246         278
                                              --------    --------    --------    --------
Total revenues                                  14,875       8,571      46,617      27,612
Cost of net product sales                        5,744       3,579      18,684      11,604
                                              --------    --------    --------    --------
 Gross profit                                    9,131       4,992      27,933      16,008
                                              --------    --------    --------    --------
Operating expenses:
   Selling and marketing                         3,224       2,353      10,203       7,571
   General and administrative                    1,744       1,072       5,089       3,481
   Research and development                        966         625       2,863       1,972
   Depreciation and amortization                   356         250         967         734
                                              --------    --------    --------    --------
  Total operating expenses                       6,290       4,300      19,122      13,758
                                              --------    --------    --------    --------
Gain on sale of drug licenses                        -           -           -         592
                                              --------    --------    --------    --------
Income from operations                           2,841         692       8,811       2,842
                                              --------    --------    --------    --------
Other income (expenses):
    Interest income                                 71         101         236         194
    Interest expense                               (60)        (48)       (174)       (158)
    Other                                            9          14           5          18
                                              --------    --------    --------    --------
Income before income taxes                       2,861         759       8,878       2,896

Provision for foreign income taxes               1,513         468       4,469       1,951
                                              --------    --------    --------    --------
Net income                                    $  1,348    $    291    $  4,409    $    945
                                              ========    ========    ========    ========
Net income per common share:
Basic                                         $   0.08    $   0.02    $   0.25    $   0.06
                                              ========    ========    ========    ========
Diluted                                       $   0.06    $   0.01    $   0.21    $   0.05
                                              ========    ========    ========    ========
Weighted average common shares outstanding:
Basic                                           17,910      17,377      17,635      16,288
                                              ========    ========    ========    ========
Diluted                                         22,227      20,706      21,321      19,677
                                              ========    ========    ========    ========


                                    - MORE -


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


                 BENTLEY PHARMACEUTICALS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)                        September 30,  December 31,
                                                                  2003         2002
                                                               ---------    ---------
ASSETS
Current assets:
  Cash and cash equivalents                                    $  32,738    $  26,581
  Marketable securities                                              443          396
  Receivables, net                                                14,260       10,874
  Inventories, net                                                 6,701        5,133
  Deferred foreign taxes                                             136          123
  Prepaid expenses and other                                         987          865
                                                               ---------    ---------
    Total current assets                                          55,265       43,972
                                                               ---------    ---------
Non-current assets:
  Fixed assets, net                                               15,845        9,565
  Drug licenses and related costs, net                            13,272       10,975
  Restricted cash                                                  1,000         --
  Other                                                              174          180
                                                               ---------    ---------
    Total non-current assets                                      30,291       20,720
                                                               ---------    ---------
                                                               $  85,556    $  64,692
                                                               =========    =========
LIABILITIES  AND  STOCKHOLDERS'  EQUITY
Current liabilities:
  Accounts payable                                             $   9,482    $   7,206
  Accrued expenses                                                 7,985        4,059
  Short-term borrowings                                            1,418        1,598
  Current portion of long-term debt                                   70          127
  Deferred income                                                  1,156          279
                                                               ---------    ---------
    Total current liabilities                                     20,111       13,269
                                                               ---------    ---------
Non-current liabilities:
  Deferred foreign taxes                                           2,368        2,141
  Long-term debt                                                     331          345
  Other                                                              178          186
                                                               ---------    ---------
    Total non-current liabilities                                  2,877        2,672
                                                               ---------    ---------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $1.00 par value, authorized 2,000 shares,
    issued and outstanding, none                                       -            -
  Common stock, $.02 par value, authorized 100,000 shares,
    issued and outstanding, 18,765 and 17,404 shares                 375          348
  Stock purchase warrants (to purchase 2,213 and 3,292
    shares of common stock)                                          363          431
  Additional paid-in capital                                     127,845      121,084
  Accumulated deficit                                            (68,287)     (72,696)
  Accumulated other comprehensive income (loss)                    2,272         (416)
                                                               ---------    ---------
    Total stockholders' equity                                    62,568       48,751
                                                               ---------    ---------
                                                               $  85,556    $  64,692
                                                               =========    =========

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